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[ING Logo]                                                1475 Dunwoody Drive
[ING Letterhead]                                          West Chester, PA 19380

                                                          Linda E. Senker
                                                          Counsel
December 13, 2001                                         (610) 425-3400
                                                          Fax: (610) 425-3520


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Aetna Life Insurance and Annuity Company
    Registration Statement on Form S-2
    Prospectus Title: ALIAC Multi-Rate Annuity
    File No.: 333-______

Dear Sirs:

As counsel to Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Multi-Rate Annuity (the "Account"), a credited interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the Registration Statement on Form S-2 for the Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Linda E. Senker
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Linda E. Senker
Counsel
Aetna Life Insurance and Annuity Company